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                                                                     EXHIBIT 8.1

                            [Linklaters' Letterhead]









Direct line       2842 4821/2842 4150                            30 October 2000

e-mail

Our ref           CCLL/KHY

Your ref


China Mobile (Hong Kong) Limited
60th Floor, The Center
99 Queen's Road Central
Central
Hong Kong

Dear Sirs

CHINA MOBILE (HONG KONG) LIMITED (THE "COMPANY")

We have acted as Hong Kong legal advisers to the Company in connection with the proposed offering of shares and American depositary shares and US$600 million principal amount of convertible notes of the Company.

We hereby confirm that the summary of certain Hong Kong tax matters as set forth under the caption "Taxation -- Hong Kong" in the prospectus included in the Registration Statement on Form F-3 filed by the Company with the United States Securities and Exchange Commission (the "PROSPECTUS") as amended to date insofar as they purport to describe the provisions of Hong Kong law, constitute a fair summary thereof under Hong Kong law. In giving the foregoing confirmation, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission.

We consent to the filing with the United States Securities Exchange Commission of this letter as an exhibit to the said Registration Statement of which the Prospectus is a part.


Yours faithfully


/s/ Linklaters

Linklaters